EXHIBIT 21.01

Subsidiaries of DSL.net, Inc.

DSLnet Atlantic, LLC, a Delaware limited liability company.

DSLnet Communications, LLC, a Delaware limited liability company.

DSLnet Communications VA, Inc., a Virginia corporation.